Case No. 03-1609
 ==============================================================================
                                     IN THE
                         UNITED STATES COURT OF APPEALS
                              FOR THE SIXTH CIRCUIT
                     --------------------------------------

                                LIONEL Z. GLANCY,
                              Plaintiff-Appellant,

                                       v.

              ROBERT S. TAUBMAN, WILLIAM S. TAUBMAN, LISA A. PAYNE,
           GRAHAM T. ALLISON, PETER KARMANOS, JR., ALLAN J. BLOOSTEIN,
         JEROME A. CHAZEN, S. PARKER GILBERT, and TAUBMAN CENTERS, INC.,
                              Defendants-Appellees.


                 ON APPEAL FROM THE UNITED STATES DISTRICT COURT
                      FOR THE EASTERN DISTRICT OF MICHIGAN
                                SOUTHERN DIVISION

                       --------------------------------------
                            PROOF BRIEF OF APPELLEES
                       --------------------------------------

     Joseph Aviv (P 30014)            I.W. Winsten (P 30528)
     Bruce L. Segal (P 36703)         Raymond W. Henney (P 35860)
     Matthew F. Leitman (P 48999)     Honigman Miller Schwartz and Cohn, LLP
     Miro Weiner & Kramer             2290 First National Building
     Suite 100                        Detroit, Michigan 48226-3583
     38500 Woodward Avenue            Telephone: (313) 465-7000
     Bloomfield Hills,
     Michigan 48303-0908
     Telephone: (248) 258-1207
     Facsimile:  (248) 646-4021

                              Counsel for Appellees

     Of counsel

     Wachtell, Lipton, Rosen & Katz
     51 West 52nd Street
     New York, New York 10019

                      DISCLOSURE OF CORPORATE AFFILIATIONS
                             AND FINANCIAL INTEREST

     Pursuant to 6th Cir. R. 26.1, Defendants-appellees make the following disclosure:

      1. Is said party a subsidiary or affiliate of a publicly owned corporation? No.

      If the answer is YES, list below the identity of the parent corporation or affiliate and the relationship between it and the named party:

      2. Is there a publicly owned corporation, not a party to the appeal, that has a financial interest in the outcome? Yes.

      If the answer is YES, list the identity of such corporation and the nature of the financial interest:

      Simon Property Group, Inc., and Westfield America, Inc., a corporation whose parent is Westfield America Trust, a publicly traded unit trust that is listed on the Australian Stock Exchange, together, are joint tender offerors in an attempted takeover of Taubman Centers, Inc., which attempted takeover is the subject of this action.





 /s/ Joseph Aviv                                         July 21, 2003
-----------------------------                     -----------------------------
(Signature of Counsel)                                       (Date)

                                TABLE OF CONTENTS


                                                                           PAGE

Disclosure of Corporate Affiliations and Financial Interest..................i

Table of Authorities........................................................vi

Statement in Support of Oral Argument......................................xii

Jurisdictional Statement.....................................................1

Statement of Issues Presented for Review.....................................2

Statement of the Case........................................................3

     A.   Nature of the Case.................................................3

     B.   Course of Proceedings..............................................5

          1.   The Events  Leading  Up to  Glancy's  Commencement  of This
               Action........................................................5

          2.   The Glancy Action and the Alleged  Ground of Subject Matter
               Jurisdiction..................................................7

          3.   The Proceedings Below.........................................9

     C.   Disposition in the District Court.................................10

Statement of Facts..........................................................13

     A.   The Taubman UPREIT and the Issuance of the Series B Stock.........13

     B.   TG and Its Acquisition of Series B Stock..........................16

     C.   Glancy and His Ownership of Taubman Centers Stock.................16

Summary of Argument.........................................................17

     Issue 1................................................................17

     Issue 2................................................................17

Argument....................................................................18

     I. The District Court Properly Dismissed This Action Because the Owners of the Series B Stock, Including TG, Are Indispensable Parties, and the Required Joinder of TG Would Have Destroyed
          Diversity Jurisdiction............................................18

          A.   Standard of Review...........................................21

          B. As a Matter of Law, a Shareholder Is an Indispensable Party in an Action to Enjoin the Shareholder from Voting
               His Stock....................................................22

          C. Application of the Specific Rule 19(b) Factors to the Facts of This Action Confirms that All of the Owners of the Series B Stock, Including TG, Are Indispensable Parties..30

          D. Contrary to Glancy's Claim, the Absent Owners of the Series B Stock Are Not Dispensable Because Robert and
               William   Taubman   Can   Allegedly   Protect   the  Absent
               Shareholders' Interests in This Action.......................34

          E.   The District Court  Properly  Dismissed the Action for Lack
               of  Subject  Matter  Jurisdiction   Because  the  Mandatory
               Joinder of the Owners of the Series B Stock,  Including TG,
               Would Have Destroyed Diversity...............................38

          F.   The Dismissal of Glancy's  Action Did Not Violate  Glancy's
               "Right" to Be the Master of His Complaint....................38

          G. In the Alternative, the District Court Correctly Held that, Even If the Absent Owners of the Series B Stock Were Dispensable, Their

               Citizenship Still Had to Be Considered
               Under the Diversity Jurisdiction Statute.....................40

     II.  The District Court Lacked Subject  Matter  Jurisdiction  Because
          the Amount in Controversy Did Not Exceed $75,000..................42

          A.   The  Amount  in  Controversy   May  Not  Be  Measured  from
               Defendants'   Perspective   Merely   Because  Glancy  Seeks
               Injunctive Relief............................................44

          B.   Glancy      Cannot      Satisfy      the      Amount     in
               Controversy Requirement by  Aggregating  the  Value  of the
               Injunction to All of the Potential Class Members.............47

          C.   Glancy May Not Rely on his Derivative  Claim to Satisfy the
               Amount  in   Controversy   Requirement   Because  He  Lacks
               Standing to Raise that Claim and Because  that Claim is Not
               Ripe.........................................................49

               1. Glancy May Not Rely on His Derivative Claim to Satisfy the Jurisdictional Amount in Controversy Because He Lacks
                    Standing to Assert a Derivative Claim...................50

               2.   Glancy  May  Not  Rely  On  His  Derivative  Claim  to
                    Satisfy  the  Jurisdictional   Amount  In  Controversy
                    Because His Derivative Claim Is Not Ripe................52

          D. The District Court Did Not Have Supplemental Jurisdiction Over Glancy's Claims Pursuant to 28 U.S.C.ss.1367 Because
               It Did Not Have  Original  Jurisdiction  Over Any  Claim in
               the Action...................................................53

Conclusion and Relief Requested.............................................54

Certificate of Compliance with Rule 32(a)

Certificate of Service

Appellees' Designation of Appendix Contents

                              TABLE OF AUTHORITIES


CASES

Acton Co., Inc. of Massachusetts v. Bachman Foods, Inc., 668 F.2d
   76 (1st Cir. 1982).......................................................33

Adams v. Bell, 711 F.2d 161 (D.C. Cir. 1983)................................31

Alemite Mfg. Corp. v. Staff, 42 F.2d 832 (2d Cir. 1930).....................36

Angst v. Royal Maccabees Life Ins. Co., 77 F.3d 701 (3d Cir. 1996)..........33

Basicomputer Corp. v. Scott, 791 F. Supp. 1280 (N.D. Ohio 1991),
   aff'd, 973 F.2d 507 (6th Cir. 1992)......................................46

Basicomputer Corp. v. Scott, 973 F.2d 507 (6th Cir. 1992)...................46

Bigelow v. Calumet & Hecla Mining Co., 167 F. 721 (1909)....................28

Blum v. Bacon, 457 U.S. 132, n.5 (1982).....................................43

Burger King v. American Nat' Bank & Trust Co. of Chicago, 119
   F.R.D. 672 (N.D. Ill. 1988)..............................................37

Butchers' & Drovers' Stock-Yards Co. v. Louisville & N.R. Co., 67
   F. 35 (6th Cir. 1895)................................................44, 45

Carden v. Arkoma Assocs., 494 U.S. 185 (1990).......................19, 20, 38

Chiodo v. General Waterworks Corp., 380 F.2d 860 (10th Cir. 1967)...........29

City Communications, Inc. v. City of Detroit, 888 F.2d 1081 (6th
   Cir. 1989)...............................................................52

Clark v. Taubman, No. 03-72215 (E.D. Mich. 2003).............................7

Coca-Cola Co. v. Procter & Gamble Co., 595 F. Supp. 304 (N.D. Ga.
   1983)....................................................................29

Cooley v. Granholm, 291 F.3d 880 (6th Cir. 2002)............................52

Davis v. DCB Fin. Corp., 259 F. Supp. 2d 664 (S.D. Ohio 2003)...............52

District 2, Marine Eng'rs Beneficial Ass'n v. Adams, 447 F. Supp.
   72 (N.D. Ohio 1977)......................................................47

Douglas v. E.G. Baldwin & Assocs., 150 F.3d 604 (6th Cir. 1998).............43

Empire Iron Mining Partnership v. Orhanen, 565 N.W.2d 844
   (Mich. 1997).............................................................51

Farkas v. Bridgestone/Firestone, Inc., 113 F.Supp.2d 1107 (W.D. Ky.
   2000)................................................................48, 49

General Inv. Co. v. Lake Shore & M. S. Ry. Co., 250 F. 160 (6th
   Cir. 1918), aff'd, 260 U.S. 261 (1922)xii, 3, 20, 22, 23, 24, 29, 30, 36, 54

General Inv. Co. v. Lake Shore & M. S. Ry. Co., 260 U.S.
261 (1922)..............................xii, 3, 20, 22, 23, 24, 29, 30, 36, 54

Gibson v. Chrysler Corp., 261 F.3d 927 (9th Cir. 2001)......................54

Glancy v. Taubman, No. 02-045409-CK (Mich. Cir. Ct. Oakland County
   2002).....................................................................5

Goldsmith v. Sutherland, 426 F.2d 1395 (6th Cir. 1970)......................46

Good v. Ohio Edison Co., 149 F.3d 413 (6th Cir. 1998).......................21

In re Cardizem CD Antitrust Litig., 90 F. Supp. 2d 819 (E.D. Mich.
   1999)....................................................................47

In re Imperial Credit Indus., Inc. Sec. Litig., 252 F. Supp. 2d
   1005 (C.D. Cal. 2003).....................................................6

In re JDS Uniphase Corp. Sec. Litig., 238 F. Supp. 2d 1127 (N.D.
   Cal. 2002)................................................................6

In re Livent, Inc. Noteholders Sec. Litig., 210 F.R.D. 512
   (S.D.N.Y. 2002)...........................................................6

Judith B. Shiffman Revocable Living Trust v. Taubman Centers, Inc.,
   No. 02-455504-CB (Mich. Cir. Ct. Oakland County 2002).....................7

Kamen v. Kemper Fin. Servs., Inc., 500 U.S. 90 (1991).......................51

Kentucky Natural Gas Corp. v. Duggins, 165 F.2d 1011 (6th Cir. 1948)........35

Keweenaw Bay Indian Community v. Michigan, 11 F.3d 1341 (6th Cir.
   1993)....................................................................21

Klaus v. Hi-Shear Corp., 528 F.2d 225 (9th Cir. 1975)3, 25, 26, 27, 28,
                                                                29, 30, 36, 54

Leone v. Taubman Centers, Inc., No. 02-045425-CZ (Mich. Cir. Ct.
   Oakland County  2002).....................................................6

Leone v. Taubman, No. 02-74828 (E.D. Mich. 2002).............................7

Levant v. Kowal, 86 N.W.2d 336 (Mich. 1957).................................36

Local 670 v. International Union, United Rubber, Cork, Linoleum &
   Plastic Workers of America, 822 F.2d 613 (6th Cir. 1987), cert.
   denied, 484 U.S. 1019 (1988).....................................34, 35, 37

McCall v. Scott, 239 F.3d 808 (6th Cir. 2001)...............................51

McIntire v. Ford Motor Co., 142 F. Supp. 2d 911 (S.D. Ohio 2001)........47, 48

Navarro Sav. Ass'n. v. Lee, 446 U.S. 458 (1980).........................40, 41

Pennsylvania R. Co. v. City of Girard, 210 F.2d 437 (6th Cir. 1954).....46, 47

Perotti v. Black & Decker (U.S.) Inc., 205 F. Supp.2d 813 (N.D.
   Ohio 2002)...............................................................47

Pinkston v. Brotherhood of Locomotive Fireman & Enginemen, 69 F.2d
   600 (6th Cir. 1934), aff'd, 293 U.S. 96 (1934)...........................45

Provident Tradesmens Bank & Trust Co. v. Patterson, 390 U.S. 102
   (1968)...........................................................24, 31, 32

RMI Titanium Co. v. Westinghouse Elec. Corp., 78 F.3d 1125 (6th
   Cir. 1996)...............................................................21

RMP Consulting Group, Inc. v. Datronic Rental Corp., 179 F.R.D. 614
   (N.D. Okla. 1998), aff'd in relevant part, vacated in part on other grounds, 189 F.3d 478 (10th Cir. 1999).............................41

Schuckman v. Rubenstein, 164 F.2d  952 (6th Cir. 1947)..............20, 38, 43

Sellers v. O'Connell, 701 F.2d 575 (6th Cir. 1983)......................43, 48

Simon Property Group, Inc. v. Taubman Ctrs., Inc., No. 02-74799
   (E.D. Mich. 2002)......................................................4, 7

Soberay Mach. & Equip. Co., 181 F.3d 759 (6th Cir. 1999)............20, 33, 38

Steinway v. Majestic Amusement Co., 179 F.2d 681 (10th Cir. 1949),
   cert. denied, 339 U.S. 947 (1950).................3, 25, 28, 29, 30, 36, 54

Stumpf v. Fidelity Gas Co., 294 F.2d 886 (9th Cir. 1961)....................24

Synder v. Harris, 394 U.S. 332 (1969).......................................49

Tell v. Trustees of Dartmouth College, 145 F.3d 417 (1st Cir. 1998).........37

Tucker v. National Linen Service Corp., 200 F.2d 858 (5th Cir.
   1953), cert. denied, 346 U.S. 817 (1953)......3, 25, 26, 29, 30, 35, 36, 54

Turner v. Brookshear, 271 F.2d 761 (10th Cir. 1959).........................24

Voight v. Remick, 244 N.W. 446 (Mich. 1932), cert. denied, 298 U.S.
   756 (1933)...............................................................36

Wasau Underwriters Ins. Co. v. Vulcan Dev, Inc., 323 F.3d 396 (6th
   Cir. 2003)...............................................................43

Wesson v. Crain, 165 F.2d 6 (8th Cir. 1948).................................24

Wisconsin Electric Co. v. Dumore Co., 35 F.2d 555 (6th Cir. 1929).......45, 47

Zahn v. International Paper Co., 414 U.S. 291 (1973)........................48

Zenith Radio Corp. v. Hazeltine Research, Inc., 395 U.S. 100 (1969).........36





STATUTES

28 U.S.C.ss.1331..............................................................7

28 U.S.C.ss.1332(a).................................1, 4, 9, 38, 41, 42, 47, 54

28 U.S.C.ss.1332(a)(1)........................................................7

28 U.S.C.ss.1367(a).......................................................9, 54

Mich. Comp. Lawsss.450.1493a.................................................51

Mich. Comp. Lawsss.450.1493a(a)..........................................50, 52



RULES

Fed. R. Civ. P. 19(b)...........................................30, 31, 32, 41

Fed. R. Civ. P. 23.1........................................................51



OTHER AUTHORITIES

4 Moore's Federal Practicess.19.02[1] (3d ed. 1997)..........................40

4 Moore's Federal Practice,ss.19.05[2][c] (3d. ed. 1997).....................37

5 William Meade Fletcher, Fletcher Cyclopedia of the Law of Private
   Corporationsss.2025 (rev. vol. 2003)......................................28

7 Wright, Miller, & Kane, Federal Practice and Procedure: Civil 3d
   ss.1613 (2001)............................................................35

7C Wright, Miller & Kane, Federal Practice & Procedure: Civil 2d
   ss.1831 (1986)............................................................53

James A. Martin et al., Michigan Court Rules Practice, (1990)................51

Peter M. Fass et al., Real Estate Investment Trusts Handbook  (2003
   ed. West Group 2002)..................................................14, 15

Stephen H. Schulman et al., Michigan Corporation Law & Practice
   (2003)................................................................51, 53

                      STATEMENT IN SUPPORT OF ORAL ARGUMENT


      The issue presented in this appeal is jurisdictional, and it is not, as Plaintiff-appellant asserts, "of first impression." (Appellant's Br. at 1.) To the contrary, it is controlled by a decision of this Court directly on point, affirmed by the Supreme Court.

     The issue before this Court is whether a shareholder is an indispensable party in an action in which a plaintiff seeks injunctive relief stripping that shareholder of the right to vote his stock. This Court has answered this question in the affirmative, holding that "[a] stockholder in a corporation is an indispensable party to a suit seeking to enjoin him from voting his stock at a stockholders' meeting." General Inv. Co. v. Lake Shore & M. S. Ry. Co., 250 F. 160, 171 (6th Cir. 1918), aff'd, 260 U.S. 261 (1922). The Supreme Court of the
United States affirmed this very holding. General Inv. Co. v. Lake Shore & M. S. Ry. Co., 260 U.S. 261, 285 (1922).

      This appeal addresses only settled issues of law. Oral argument, therefore, is not warranted. Nevertheless, if the Court grants
Plaintiff-appellant oral argument, Defendants-appellees request oral argument, as well, to focus the issues for the Court.

                            JURISDICTIONAL STATEMENT


     Defendants-appellees are dissatisfied with Plaintiff-appellant's Statement of Subject Matter Jurisdiction.

     The sole ground of original Federal jurisdiction alleged by Plaintiff-appellant is diversity of citizenship under 28 U.S.C. ss.1332(a). Contrary to the claim by Plaintiff-appellant, because the required joinder of an indispensable party, TG Partners Limited Partnership, would destroy complete diversity, there is no Federal subject matter jurisdiction over this action.

     Subject matter jurisdiction under 28 U.S.C. ss.1332(a) is also lacking because the amount in controversy does not exceed $75,000.

                    STATEMENT OF ISSUES PRESENTED FOR REVIEW


I. Whether the district court erred in dismissing the complaint, without prejudice, for lack of jurisdiction over the subject matter where Plaintiff-appellant failed to name an indispensable party whose required joinder would have destroyed complete diversity of citizenship between the parties?

                    Defendants-appellees say:     No.

II. Whether the district court erred in dismissing the complaint, without prejudice, for lack of jurisdiction over the subject matter where the amount in controversy does not exceed $75,000?

                    Defendants-appellees say:     No.

                              STATEMENT OF THE CASE

                              A. NATURE OF THE CASE

     By this action, Plaintiff-appellant, Lionel Z. Glancy ("Glancy"), a shareholder in Taubman Centers, Inc. ("Taubman Centers" or the "Company"), sought an injunction stripping the voting rights of over 24 million shares of Taubman Centers' stock. Incredibly, however, Glancy failed to name as defendants the owners of 98% of the shares he sought to enjoin from voting. This was a fundamental error because, as this Court held over 80 years ago, "[a] stockholder in a corporation is an indispensable party to a suit seeking to enjoin him from voting his stock at a stockholders' meeting." General Inv. Co.
v. Lake Shore & M. S. Ry. Co., 250 F. 160, 171 (6th Cir. 1918).

     The Supreme Court of the United States affirmed this precise point in General Inv. Co. v. Lake Shore & M. S. Ry Co., 260 U.S. 261, 285 (1922), as have three other circuit courts. See Klaus v. Hi-Shear Corp., 528 F.2d 225, 234-35 (9th Cir. 1975) (stockholder is indispensable party to suit seeking to enjoin it from voting its shares); Steinway v. Majestic Amusement Co., 179 F.2d 681, 684 (10th Cir. 1949) (same), cert. denied, 339 U.S. 947 (1950); Tucker v. National Linen Service Corp., 200 F.2d 858, 863 (5th Cir. 1953) (stockholder is indispensable party to an action seeking to nullify his shares), cert. denied, 346 U.S. 817 (1953). Glancy has failed to even mention this controlling authority, and he has not cited a single case in which any Federal court has held that a shareholder may be omitted from an action seeking to prevent him from voting his stock.

     Among the indispensable parties that Glancy failed to join was TG Partners Limited Partnership ("TG"), an entity that acquired almost seven million shares of the stock in question five years ago and has owned that stock ever since. TG's required joinder would have destroyed diversity jurisdiction - the sole alleged basis of original Federal jurisdiction - because Glancy is a California citizen and two of TG's partners are also California citizens. Accordingly, the district court dismissed, without prejudice, Glancy's action.

     Moreover, although the district court did not think it necessary to reach the question of whether Glancy met the jurisdictional amount in controversy requirement of 28 U.S.C. ss.1332(a), (see R.--, Am. Op. & Order at 20, J.A. ___), Glancy cannot satisfy this requirement, either.1 The value of his claim is the alleged loss of a "premium" over the then-market price of the stock offered for his shares by a tender offeror. (See R.1, Compl. P. 1, J.A. ___). Glancy owns only

----------

1   The designation, "R.--," is used because "--" is the docket number preceding that particular record entry in the district court's Civil Docket for this case. The reason for this is that that particular record entry is also part of the record in Simon Property Group, Inc. v. Taubman Centers, Inc., No. 02-74799 (E.D. Mich. 2002). The present action was reassigned to the district judge presiding over SPG's action as a "companion case," but the cases were not consolidated. (See R.3, Order, J.A. __.)

1,000 shares of stock (R.--, Ex. 44 (Glancy dep.) at 20, J.A. ___) and his alleged loss has a value of less than $2,000, well below the $75,000 statutory minimum.2

      Glancy originally brought his case, which asserts only Michigan state law claims, in a Michigan state court. 3 That action remains pending. Because diversity jurisdiction is lacking, Glancy is required to prosecute his action, if viable at all, in the state forum that he originally selected.

                            B. COURSE OF PROCEEDINGS

              1.   The Events  Leading  Up to  Glancy's  Commencement  of This
                   Action

     This action arises out of the Company's rejection of a hostile takeover bid by Simon Property Group, Inc., and its acquisition subsidiary, Simon Property Acquisitions, Inc. (collectively, "SPG"). On October 16, 2002, SPG initiated a proposal to acquire all of the publicly-traded stock of Taubman Centers for $17.50 a share. (See R.--, --, Exs. 36, 37 (letters from David Simon to Robert Taubman dated Oct. 16 and 22, 2002), J.A. ___.) On October 28, 2002, after considering the advice of their financial advisor, Goldman Sachs & Co., as to the present and

----------
2     Had the offer succeeded, Glancy would have netted $1,660: his 1,000 shares multiplied by $1.66 (the difference between the $16.34 a share trading price of Glancy's stock the day he filed his complaint and the $18 a share tender offer price that same day).

3     See Glancy v. Taubman, No. 02-045409-CK (Mich. Cir. Ct. Oakland County
filed Nov. 14, 2002).

prospective value of Taubman Centers, the board of directors of the Company
(the "Board") voted unanimously to reject SPG's unsolicited offer. (See, e.g., R.--, Ex. 39 (Mins. of Special Meeting of Bd., Oct. 28, 2002) at 3-4, J.A. ___.)

     On November 13, 2002, SPG publicly revealed Taubman Centers' rejection of its offer. (See Compl.P.P. 48, 50, J.A. __.) Within hours, Glancy (himself as securities class action attorney4) rushed into a Michigan state court and filed a class action against Taubman Centers and the Board.5 Within days, two other plaintiffs filed nearly identical actions in the same Michigan state court.6 Glancy (and the other plaintiffs) alleged that the Board breached its fiduciary duties by rejecting as too low SPG's $17.50 a share offer (an offer that SPG subsequently raised to $18 and then to $20 a share, (see R. 8, Am. Compl. P. 90 & Count III, J.A. __)).

     On December 5, 2002, SPG commenced a tender offer for Taubman Centers' stock for $18 a share. The same day, SPG instituted an action against Taubman Centers, A. Alfred Taubman, and the Board in the United States District

----------

4    See, e.g., In re Imperial Credit Indus., Inc. Sec. Litig., 252 F. Supp. 2d
1005 (C.D. Cal. 2003) (Glancy represented members of plaintiff securities class); In re JDS Uniphase Corp. Sec. Litig., 238 F. Supp. 2d 1127 (N.D. Cal.
2002) (same); In re Livent, Inc. Noteholders Sec. Litig., 210 F.R.D. 512 (S.D.N.Y. 2002) (same).

5    See note 3, supra.

6    See Leone v. Taubman Ctrs., Inc., No. 02-045425-CZ (Mich. Cir. Ct. Oakland
County filed Nov. 15, 2002); Judith B. Shiffman Revocable Living Trust v. Taubman Ctrs., Inc., No. 02-455504-CB (Mich. Cir. Ct. Oakland County filed Nov. 19, 2002).

Court for the Eastern District of Michigan, titled, Simon Property Group, Inc.
v. Taubman Centers, Inc., No. 02-74799 (E.D. Mich. 2002) (the "SPG Action").

     The state court plaintiffs then hurried to the Federal court and filed a fourth shareholders' class action against the Board, alleging subject matter jurisdiction under 28 U.S.C.ss.1331 based on the presence of a Federal question. See Leone v. Taubman, No. 02-74828 (E.D. Mich. filed Dec. 5, 2002). That action was dismissed (voluntarily) when it became obvious that subject matter jurisdiction was lacking, and, in its place, this action was filed by Glancy, alleging subject matter jurisdiction under 28 U.S.C.ss.1332(a)(1) based on diversity of citizenship. (See R.1, Compl., J.A. ___.)7

          2. The Glancy Action and the Alleged Ground of Subject Matter Jurisdiction

     In this action, Glancy, who first acquired Taubman Centers stock in the year 2000, (see Glancy dep. at 20, J.A.__), challenged the Board's 1998 corporate restructuring, specifically, its creation and issuance of Series B Non-Participating Convertible Preferred Stock (the "Series B Stock"). (See Am. Compl. P.P. 33-52,

----------

7      Glancy's counsel has also filed a fifth shareholder suit (their third in the Federal court) after the district court dismissed the present action.
See Clark v. Taubman, No. 03-72215 (E.D. Mich. filed June 9, 2003). Nevertheless, they have not served the complaint on any defendant, apparently waiting to see whether this Court affirms the dismissal of this action.

J.A.__.) Glancy "sought declaratory and injunctive relief, including an order that the Series B Stock does not have legal voting rights." (Appellant's Br. at 8.)

     The vast majority of the Series B Stock that Glancy sought to enjoin is owned by several entities, including TG, controlled by A. Alfred Taubman (the founder of Taubman Centers). Glancy requested the injunction because these entities can use their voting power to thwart SPG's hostile takeover effort by voting against an amendment to the Company's articles of incorporation (the "Articles"), without which SPG's takeover cannot succeed.8

     Glancy readily concedes that "the question whether and to what extent defendants can exercise voting power over this [Series B] stock forms a central focus of [this] litigation." (Appellant's Br. at 15 (emphasis added).) Nevertheless, Glancy knowingly failed to name as parties the owners of 98% of the 25 million shares of Series B Stock that he sought to nullify, (see, e.g., Am. Compl. P. P. 13-15, J.A.__), including TG, which itself owns seven million of the nearly 25 million shares. (See R.--, Ex. 29 (Poissant Decl.) at P. 3 & n.1, J.A. ___.) Indeed, although

----------

8 The Articles contain a stock ownership limit (the "Ownership Limit") that precludes anyone from acquiring stock having a monetary value in excess of 8.23% of the monetary value of all of Taubman Centers' outstanding capital stock. (See R.--, Ex. 9 (Articles) at art. III, ss.ss.2(d)(ii)(a) (p.15), 2(d)(i) (pp.11,
15), J.A.___.) Like all other provisions of the Articles, the Ownership Limit, which has been in the Articles since the Company's formation in 1992, may be amended only by "the affirmative vote of two-thirds of the shares of Capital Stock." (Id. at art. III, ss.2(b) (p.2), J.A. ___.)

Glancy sought the nullification of 25 million shares of Series B Stock, he named as defendants only two owners of Series B Stock, Robert and William Taubman, who, together, own or control only slightly more than 500,000 shares. (See id.)

     Glancy alleged that the district court had subject matter jurisdiction over this action under 28 U.S.C. ss.1332(a), the diversity jurisdiction statute, and supplemental subject matter jurisdiction under 28 U.S.C. ss.1367(a). (See Am. Compl. P. P. 6, 8, J.A. ___.) Glancy purported to invoke diversity jurisdiction despite the fact that (1) Glancy is a California citizen who sought to enjoin the voting of stock owned by TG, a partnership with California partners, and (2) Glancy could not possibly have recovered $75,000 even if the district court granted him all the relief he sought.

                3. The Proceedings Below

      This action was originally assigned to The Honorable John Corbett O'Meara and was subsequently reassigned to The Honorable Victoria A. Roberts as a companion case to the SPG Action. (See R.3, Order, J.A.___.) Judge Roberts heard the cases together, but the cases were not consolidated.

      On January 31, 2003, Glancy filed an amended complaint and a motion for a preliminary injunction. (See R. 6, 8, J.A. ___). That same day, SPG filed its own motion for a preliminary injunction.9

     In response, Defendants sought the dismissal of Glancy's action for lack of subject matter jurisdiction. The grounds for the requested dismissal were: (1) Glancy and certain partners of TG (which is an indispensable party) are each citizens of California and therefore complete diversity is lacking, and (2) Glancy could not possibly recover $75,000 and he therefore cannot satisfy the jurisdictional amount in controversy even if the district court were to grant the injunction he sought. (See R.--, Defs.' Br. in Opp'n to Pls.' Mots. for a Prelim. Inj. at 21-23, 43, J.A. ___; R.--, Defs.' Surreply Br. at 1-4, J.A. ___.)

                      C. DISPOSITION IN THE DISTRICT COURT

      On May 1, 2003, the district court entered a single Opinion and Order in this action and in the SPG Action (the "Order"). (See R.15, J.A. ___.) The court dismissed this action for lack of subject matter jurisdiction. (See id. at 1-2, 41-42,

------------

9    The district court precluded Defendants from filing a Rule 12(b) motion in response to Glancy's complaint. (See R.--, Order dated Jan. 27, 2003, at P. 7, J.A. ___.) Instead, Defendants were directed to file a single response to both Glancy's and SPG's motions for a preliminary injunction and to raise in their response any "issue that could potentially result in a dismissal of Plaintiffs' causes of action." (Id. at P. 3, J.A. ___.)

J.A. ___.) One week later, the court issued an Amended Opinion and Order (the "Amended Order") that superceded the Order, but the changes did not concern the court's analysis of, or ruling on, the subject matter jurisdiction over this action. (See R.--, Amended Order at 2, 13-20, 48, J.A. __.)

     Before analyzing the subject matter jurisdiction over this action, the court first considered whether it had subject matter jurisdiction over the SPG Action. (See id. at 13-20, J.A. __.) Unlike Glancy, SPG named as a party defendant A. Alfred Taubman, the person with the voting power over the 25 million shares of Series B Stock held by various entities that he controls, including TG. (See id. at 18, J.A. ___.) SPG also added, as a new plaintiff in their action, Randall J. Smith, who is a California citizen. (See id. at 13, J.A. __.)

     The district court held that "diversity was destroyed by the joinder of Randall J. Smith to the SPG complaint. Rather than dismiss the entire SPG complaint, however, the Court will exercise its discretion and dismiss only Smith." (Id. at 19, J.A. ___.) As the Court explained:

            In the SPG case, Defendants' contention that the citizenship of TG's limited partners should be considered appears to be most consistent with the rule adopted in many jurisdictions with regard to limited partnerships. It is also consistent with the principle of complete diversity of citizenship. Plaintiffs ask this Court to enjoin the Taubman family members from voting their respective Series B stock. A. Alfred Taubman's shares are held in various forms, primarily through partnerships that he controls. Therefore, although he is only named in his individual capacity, any action that A. Alfred

     Taubman takes with respect to the Series B stock will actually be on behalf of the various entitles through which the shares are held. In effect, the interest of the TG partnership, as well as the other partnerships, will be directly affected if Plaintiffs' request is granted. That being the case, there is no substantive difference between A. Alfred Taubman's posture in his individual capacity and the general partners that were named on behalf of the limited partnerships in [Halleran v. Hoffman, 966 F.2d 45 (1st Cir.
     1992)], Stouffer [Corp. v. Breckenridge, 859 F.2d 75 (8th Cir. 1988),] and Carlsberg [Resources Corp. v. Cambria Sav. & Loan Ass'n, 554 F.2d 1254 (3rd Cir. 1977)].

            Accordingly, the Court finds that the citizenship of the TG limited partners must be considered.

(Id. at 18-19 (footnote omitted), J.A. ___).10

      Turning to this action, the district court noted that "[a] slightly different analysis pertains." (Id. at 19, J.A. __.) Nonetheless, because Glancy asked the court to "declare that the Taubman family's shares of Series B stock do not have voting rights and to prohibit the family from voting the same," (id.), the court concluded that it must consider the citizenship of the owners of those shares, including TG:

            [I]f Glancy's relief is granted, the shares that A. Alfred Taubman controls through the TG partnership would be affected. Therefore, the reasoning employed above with regard to SPG would likewise apply. The citizenship of the TG partnership must be considered for diversity purposes. Accordingly, Glancy's shared California residency with two TG limited partners destroys diversity.

-----------
10     Neither Smith nor SPG have appealed this holding.

      Since Glancy is the only named Plaintiff and proposed class representative, his complaint will be dismissed without prejudice.

(Id. at 20, J.A.__.)11

                               STATEMENT OF FACTS

     The district court found that TG "own[s] more than six million shares . . . of the Series B Stock whose voting rights are challenged here." (Amended Order at 14, J.A.___.) TG's significant voting interest in the Company is, and has always been, directly linked to the equally significant interest that it has in the shopping center assets managed by the Company. A recitation of the background facts is necessary to show this linkage.

         A. THE TAUBMAN UPREIT AND THE ISSUANCE OF THE SERIES B
            STOCK

     Taubman Centers is a publicly traded Michigan corporation that is qualified as a real estate investment trust ("REIT"). It was founded by A. Alfred Taubman to be an investment partner in The Taubman Realty Group Limited Partnership ("TRG"), an operating partnership that owns 21 shopping centers and engages in a full range of real estate activities, including the acquisition, development, and management of shopping centers. (See R.--, Ex.2 (Taubman Centers Prospectus

----------
11    The court did not address Glancy's failure to satisfy the statutory amount in controversy because its ruling that there was not complete diversity of citizenship "render[ed] moot" that issue. (Amended Order at 20, J.A. __.)

dated Nov. 20, 1992 ("1992 Prospectus")) at 1-3, J.A.__.) Taubman Centers' sole asset is its partnership interest in TRG.12

     Prior to 1998, control and governance of the enterprise resided at the partnership level: a committee of TRG's partners (the "TRG Partnership Committee") made all of the key decisions, including how TRG's assets (i.e., the shopping centers) would be managed, disposed of, and invested, and the amount of cash distributions to the partners. (See R.--, Ex. 4 (Am. & Restated Agreement of Limited Partnership of TRG) at ss.6.1(b), J.A. __; R.--, Ex. 5 (dep. of Taubman Centers' director Bloostein) at 35, J.A. __.) TG, one of the partners of TRG, had the contractual right to designate a representative number of members of the TRG Partnership Committee. (See 1992 Prospectus at 85, J.A. __.)

     In 1998, as part of an overall restructuring of TRG and Taubman Centers, governance and control of the enterprise was purposefully moved from the TRG Partnership Committee to the Taubman Centers Board. (See R.--, Ex. 21 (Mins. of Special Joint Meeting of Bd. & Partnership Comm., Aug. 17, 1998) at 7, J.A.__.)

----------

12 TRG and Taubman Centers, together, formed an investment vehicle that has since come to be known as an umbrella partnership real estate investment trust or an "UPREIT." (See R.--, Ex. 1 (Peter M. Fass et al., Real Estate Investment Trusts Handbook (2003 ed. West Group 2002) at 697-98 & n.2, J.A.__.) In an UPREIT, an operating partnership (TRG, in the Taubman UPREIT) owns real estate assets, and a publicly-traded REIT (Taubman Centers, in the Taubman UPREIT), along with other partners, owns partnership interests (units) in the operating partnership.

To ensure that TG and the other partners of TRG who previously had a guaranteed voice on the TRG Partnership Committee would continue to have a say in the control of TRG and its assets once governance was moved to the Taubman Centers Board, the Board created a new class of voting stock - the Series B Stock - to be issued to the partners of TRG, including TG. (See id. at 7, 18, J.A. __.) The Series B Stock was allocated to the partners of TRG in exact equal proportion to their respective partnership interests, enabling them "to vote alongside of the [other Taubman Centers] shareholders on matters presented to the shareholders of the Corporation for a vote." (Id. at 5, J.A. ___.) This "flow through" voting structure is common among UPREITs. (See R.--, Ex. 22 (dep. of SPG director G. William Miller) at 67, J.A. ___; R.12, Hanks Decl. at P. P. 6, 7, J.A. ___.)

The Series B Stock has voting rights equal to those of the common stock. (See Articles, art. III, ss.2(c)(ii)(g)(1) (p.9), J.A. ___.) A judicial decree stripping Series B Stock of its right to vote, such as that sought by Glancy (see Am. Compl. P. 107 and at p.46, J.A. __), would deprive the partners of TRG, including TG, of any say in the management and disposition of TRG's assets, of which they continue to be significant owners.


-----------
(See id.)

            B. TG AND ITS ACQUISITION OF SERIES B STOCK

     TG is a limited partnership. (See Poissant Decl.P. 7, J.A. __.) It has at least two partners who are citizens of the State of California, Avner Naggar and Sidney R. Unobskey. (See id., J.A. __.) In connection with the restructuring, TG acquired 6,772,289 shares of Series B Stock, equal to 27% of the Series B Stock that Glancy seeks to disfranchise in this action. (See id. atP. 3 & n.1; Amended Order at 14, J.A. __; __.)13

            C.    GLANCY AND HIS OWNERSHIP OF TAUBMAN CENTERS STOCK

     Glancy is a citizen of California. (See R.--, Ex. 44 (Glancy dep.) at 6-7, J.A. ___.) He first acquired Taubman Centers stock in the year 2000; he currently owns 1,000 shares. (See id. at 20, J.A. ___.)

      The day Glancy commenced this action, Taubman Centers' stock was selling for $16.34 a share. If Glancy sold all of his Taubman Centers stock to SPG at SPG's tender offer price on the date he instituted this action, $18 a share, (see Compl. P. 57, J.A. __), Glancy would have realized a profit of $1,660 over and above the trading value of his stock that day.

-----------
13   A. Alfred Taubman, as the sole shareholder of the corporation that is TG's managing general partner, has the power to vote TG's shares of Taubman Centers stock. (SeeAmended Order at 14, J.A. __.)

                               SUMMARY OF ARGUMENT
ISSUE 1


      Under the established law of this Circuit, affirmed by the Supreme Court of the United States, in a suit to enjoin the voting of a shareholder's stock, that shareholder is an indispensable party. Here, Glancy sought to enjoin the voting of 25 million shares of Series B Stock, including almost seven million shares held by TG. TG, therefore, was an indispensable party.

      The joinder of TG would destroy diversity jurisdiction because the Court must consider the citizenship of TG's partners, and two of these partners are, like Glancy, citizens of California. Accordingly, complete diversity of citizenship is lacking, and the district court's dismissal for lack of subject matter jurisdiction was correct and should be affirmed.

ISSUE 2

The district court also lacked subject matter jurisdiction because the value of Glancy's claim was $1,660, and thus the matter in controversy was far below the sum or value of $75,000, the jurisdictional minimum for diversity actions. Although Glancy argued in the lower court that the value of his claim may be measured by the cost of his requested injunction to Defendants, this argument is contrary to more than 100 years of Sixth Circuit jurisprudence. In an unbroken line of cases dating back to 1895, this Court has consistently valued the amount in controversy in injunction cases from the plaintiff's perspective alone.
Glancy also argued in the court below that the court could aggregate the alleged value of his individual claim with that of other potential class members. Nevertheless, a controlling decision of this Court bars aggregation here because there is no single right of recovery in which Glancy and the shareholders he purports to represent have a common interest. Finally, contrary to Glancy's final argument in the court below, Glancy may not satisfy the amount in controversy requirement by relying on the alleged value of his derivative claim to Taubman Centers because he failed to make any demand on the corporation, a mandatory requirement under Michigan law. Thus, Glancy lacks standing to commence a derivative claim.

ARGUMENT I.

          THE DISTRICT COURT PROPERLY DISMISSED THIS ACTION BECAUSE THE OWNERS OF THE SERIES B STOCK, INCLUDING TG, ARE INDISPENSABLE PARTIES, AND THE REQUIRED JOINDER OF TG WOULD HAVE DESTROYED DIVERSITY JURISDICTION

     It is well established that the diversity statute requires "complete" diversity of citizenship, meaning that no party may share citizenship with any opposing party. Carden v. Arkoma Assocs., 494 U.S. 185, 187 (1990). It is also well established that if joinder of an unnamed, but indispensable, party would destroy complete diversity, the case must be dismissed. See Soberay Mach. & Equip. Co., 181 F.3d 759, 770 (6th Cir. 1999) (court should dismiss where plaintiff failed to join an indispensable party that would have destroyed diversity); Schuckman
v. Rubenstein, 164 F.2d 952, 956 (6th Cir. 1947) ("If one of the defendants is an indispensable party to the action, and his joinder in the suit destroys diversity of citizenship, he must nevertheless be joined as a party with the resulting loss of jurisdiction by the trial court.")

     Under the longstanding law of this Circuit, affirmed by the Supreme Court of the United States, in a suit to enjoin the voting of a shareholder's stock, that shareholder is an indispensable party. See General Inv. Co. v. Lake Shore & M.S. Ry. Co., 250 F. 160, 171 (1918), aff'd, 260 U.S. 261 (1922). Here, Glancy
sought to enjoin the voting of 25 million shares of Series B Stock, including almost seven million shares held by TG. TG, therefore, was an indispensable party.

     The joinder of TG, however, would destroy diversity jurisdiction because the citizenship of a limited partnership includes the citizenship of each of the partners, see Carden, 494 U.S. at 195-96, and two of TG's partners, like Glancy, are citizens of California. Accordingly, the district court's dismissal for lack of subject matter jurisdiction was correct and should be affirmed.

            A.    STANDARD OF REVIEW

     The existence of subject matter jurisdiction is a question of law that this Court reviews de novo. See Good v. Ohio Edison Co., 149 F.3d 413, 417 (6th Cir.
1998) (dismissal for lack of subject matter jurisdiction reviewed de novo). On a jurisdictional dismissal based on a factual challenge, however, the Court will accept the factual determinations that underpin the decision unless they are clearly erroneous. See RMI Titanium Co. v. Westinghouse Elec. Corp., 78 F.3d 1125, 1135 (6th Cir. 1996) ("Where a trial court's ruling on jurisdiction is based in part on the resolution of factual disputes, a reviewing court must accept the district court's factual finding unless they are clearly erroneous."). Here, the district court found that (i) TG owns six million shares whose voting rights are challenged, and (ii) TG's shares would be impaired if Glancy's requested relief were to be granted. (See Am. Order at 14, 20, J.A. __.)

     Insofar as the district court's dismissal of the action was based on the failure to join an indispensable party, this Court reviews a Rule 19(b) determination that a party is indispensable de novo. See Keweenaw Bay Indian Community v. Michigan, 11 F.3d 1341, 1346 (6th Cir. 1993). Here, Glancy does not dispute that TG and the other owners of the Series B Stock are necessary parties under Rule 19(a), but he contends that they are not indispensable.

            B. AS A MATTER OF LAW, A SHAREHOLDER IS AN INDISPENSABLE PARTY IN AN ACTION TO ENJOIN THE SHAREHOLDER FROM VOTING HIS STOCK

     In General Inv. Co. v. Lake Shore & M.S. Ry. Co., 250 F. 160, 171 (1918), this Court squarely held that "[a] stockholder in a corporation is an indispensable party to a suit seeking to enjoin him from voting his stock at a stockholders' meeting." The facts of the case are strikingly similar to those of the present case.

     The plaintiff in General Inv. Co., a shareholder in the Lake Shore & M.S. Railway (the "Lake Shore Company") sought to block a merger between the Lake Shore Company and a second railroad corporation. Specifically, the plaintiff sought an injunction barring the New York Central Company, a major shareholder in the Lake Shore Company, from voting its stock in favor of the merger agreement and barring the Lake Shore Company from counting New York Central Company's votes. The plaintiff sued the Lake Shore Company, but it did not join the New York Central Company as a defendant. The Lake Shore Company moved to dismiss on the ground that the New York Central Company was an indispensable party. (Id. at 170.)

      In this pre-Rule 19 case, this Court applied the "general rule[s] in equity" to determine whether the New York Central Company was indispensable to the action. Id. at 170. These rules of equity included the following: (1) "all persons materially interested, either legally or beneficially, in the subject matter of a suit, are to be made parties to it"; (2) "[n]o court can adjudicate directly upon the rights of a person who is not actively or constructively before it"; (3) no court can "make a decree between the parties before it which necessarily affects the rights of an absent person"; and (4) it is "the established practice of courts of equity to dismiss a bill, even sua sponte, if it appears that to grant the relief prayed would injuriously affect persons materially interested in the subject matter who are not parties to the suit." Id. at 170-71 (citations omitted).

      This Court succinctly explained that the application of these principles mandate that a shareholder is an indispensable party in an action to disfranchise that shareholder's right to vote:

            Applying these principles to the instant case, it is clear that the New York Central Company was an indispensable party to granting so much of the relief prayed as sought to enjoin it from voting its stock in the Lake Shore Company, and, in effect the same thing, to enjoin the Lake Shore Company from counting such stock or permitting it to be voted . . . the relief sought as to each of these matters being of a character which, necessarily, would directly affect its rights and property interests, and hence under the well settled rules above stated, could not be granted by a court in its absence. A stockholder in a corporation is an indispensable party to a suit seeking to enjoin him from voting his stock at a stockholders' meeting.

Id. at 171 (citation omitted) (emphasis added). Notably, the equitable principles that this Court applied in General Inv. Co. are the same principles applied under Rule 19(b) today. 14

     The Supreme Court of the United States specifically affirmed this Court's holding in General Inv. Co. General Inv. Co. v. Lake Shore & M. S. Ry. Co., 260 U.S. 261 (1922). The Court explained:

     As to so much of the bill as sought to enjoin the New York Central Company from voting its shares in the Lake Shore Company, and to enjoin the latter from permitting it to vote them, we think it obvious that the New York Central Company was an indispensable party, and that, with it neither appearing nor reached by any effective process, no other course was open then to dismiss that part of the bill.

Id. at 285 (emphasis added).

      In three other decisions on point, the United States Courts of Appeals for the Fifth, Ninth, and Tenth Circuits have likewise concluded that, under Rule 19, a shareholder is an indispensable party to an action seeking to void his stock or

-----------
14    The adoption of Rule 19 was "not intended to and did not effect any alteration in the standards by which the existence of an indispensable party may be determined." Stumpf v. Fidelity Gas Co., 294 F.2d 886, 890 (9th Cir. 1961). Indeed, the adoption of the rule "made no change in existing law relative to compulsory or dispensable joinder." Wesson v. Crain, 165 F.2d 6, 8 (8th Cir.
1948). See also Turner v. Brookshear, 271 F.2d 761, 764 (10th Cir. 1959) (Rule 19 adopted the "equity and good conscience" standard applied by courts before its enactment). Rule 19 was revised in 1966, but "[t]he new text of the Rule was not intended as a change in principles," and the approaches under the old version of the Rule and the amended version "should come to the same point." Provident Tradesmens Bank & Trust Co. v. Patterson, 390 U.S. 102, 116 n. 12
(1968).

voting rights. See Tucker v. National Linen Serv. Corp., 200 F.2d 858, 863 (5th Cir. 1953), cert. denied, 346 U.S. 817 (1953); Klaus v. Hi-Shear Corp., 528 F.2d 225, 234-35 (9th Cir. 1975); Steinway Majestic Amusement Co., 179 F.2d 681, 684 (10th Cir. 1949), cert. denied, 339 U.S. 947 (1950).

      Tucker is indistinguishable from this case. The plaintiff in Tucker, alleging complete diversity of citizenship, filed an action in Federal court alleging a fraudulent issuance of shares of stock and seeking the cancellation of those allegedly invalid shares. The plaintiff sued the corporation that issued the stock and several of the persons that received this stock, but he did not join as parties all of the shareholders who owned the stock that he sought to nullify.

      The district court dismissed the action on the ground that the absent stockholders - whose joinder would have destroyed diversity - were indispensable. The Fifth Circuit affirmed, holding that, as a matter of law, a shareholder is an indispensable party to an action that seeks to void his shares. See Tucker, 200 F.2d at 863.

      Notably, the fact that the plaintiff had named some of the shareholders as defendants did not have any bearing on the court's holding that "all of those having or asserting an interest in the contract or instrument, or who will be affected by the decree, are indispensable parties and must be before the court." Id. As the court explained:


          In so far as the complaint seeks equitable relief by way of cancellation of certificates standing in the names of persons not parties to the suit, and their reissue to Crescent, we think it plain that the suit fails for want of indispensable parties, the persons in whose names the certificates of stock now stand, not Souers only but the many others not sued or suable here.

            Whatever of uncertainty, of confusion, or of difficulty, may at any time have attended the statement of the principle of indispensability or its application to particular facts, one thing is clearly settled with respect thereto. This is that, where cancellation, reformation, or other equitable relief in respect of a contract or other instrument evidencing a right or claim is sought, all of those having or asserting an interest in the contract or instrument, or who will be affected by the decree, are indispensable parties and must be before the court. This is so because, while the absence of indispensable parties as such does not go to the jurisdiction of the court as a federal court but to its jurisdiction as a court of equity, if federal jurisdiction depends wholly upon diversity of citizenship, such jurisdiction may be maintained or defeated by the presence or absence of indispensable parties, as the case may be. In so far, therefore, as the suit sought the equitable relief of cancellation and its incident an accounting, as to certificates of stock now standing in the names of persons who are not, and cannot be made, parties to the suit without destroying diversity jurisdiction, the district judge was clearly right in dismissing the action for want of these indispensable parties.

Tucker, 200 F.2d at 863 (footnote omitted).

      Similarly, in Klaus, the United States Court of Appeals for the Ninth Circuit held that a shareholder is an indispensable party in an action to enjoin the shareholder's right to vote. See Klaus, 528 F.2d at 234-35. Klaus, like this case, arose in the context of a hostile takeover. When Klaus, the hostile acquirer, first attempted to purchase Hi-Shear, Hi-Shear responded by, among other things, selling shares of its stock to a subsidiary, Hi-Shear Caribe ("Caribe"). Caribe subsequently resold the same shares to Midwood Industries ("Midwood"). After Klaus filed suit against Hi-Shear, the district court issued two separate injunctions barring the voting of the shares sold to Caribe and then resold to Midwood. At the time the district court issued the injunctions, Midwood was not a party to the action, and Caribe had only recently been named as a party in a second amended complaint that had not yet been served.

      The Ninth Circuit reversed and dissolved the injunctions. The court held that, because Klaus sought an injunction stripping their shares of voting rights, Midwood and Caribe were indispensable parties. The court held that "Caribe clearly was an indispensable party to the February 5 injunction, as was Midwood to the February 12 order," id. at 234, and explained:

      Under California law, the right to vote a share of stock is a property right. Meyberg v. Superior Court, 19 Cal.2d 336, 341, 121 P.2d 685 (1942). The order enjoining Hi-Shear from counting the votes of the Caribe stock deprived its owner of that property right. Caribe is a California corporation. . . .The Caribe Injunction and the Midwood Order are vacated because of the district court's failure to join indispensable parties; also because of Klaus' failure to give notice to Caribe and Midwood as required by Fed. R. Civ. P. 65(a)(1).

Klaus, 528 F.2d at 234-35.15

      Likewise, in Steinway v. Majestic Amusement Co., 179 F.2d 681 (10th Cir.
1949), cert. denied, 339 U.S. 947 (1950), the United States Court of Appeals for the Tenth Circuit held that a shareholder is an indispensable party in an action seeking to enjoin it from voting its shares. The plaintiff in Steinway alleged that several defendants conspired, through various stock sales, to dominate and control a corporation in which the plaintiff owned stock. The plaintiff sought an injunction barring all of the defendants from voting the stock that was the subject of the alleged conspiracy. Nevertheless, the defendant who actually held the stock at the time the suit was filed was not subject to personal jurisdiction and thus had to be dismissed from the action. The court of appeals ruled that the absence of the

----------

15    The right to vote a share of stock is a property right under Michigan law, as well. See Bigelow v. Calumet & Hecla Mining Co., 167 F. 721, 724 (1909) (applying Michigan law) (right to vote stock is an incident to ownership); 5 William Meade Fletcher, Fletcher Cyclopedia of the Law of Private Corporations ss.2025 at pp. 131-32 (rev. vol. 2003) ("Generally, the right to vote is a right that is inherent in and incidental to the ownership of corporate stock, and as such is a property right.")

dismissed defendant required dismissal of the entire action. As the court explained:

     The prayer was for a decree that Griffith's acquisition of the stock was illegal and to restrain all defendants from voting such stock. Since a decree granting any of the relief sought would affect the stock owned by the Hotel Last Frontier, it was necessarily an indispensable party to the action and the court had no alternative than to dismiss as to all defendants.

Id. at 684.16

      In the case at bar, the unjoined owners of the Series B Stock, including TG, are in precisely the same position as the nonparty shareholders in General Inv. Co., Tucker, Klaus, and Steinway: the plaintiff is seeking equitable relief nullifying their right to vote. Accordingly, they are indispensable parties and Glancy may not proceed without joining them in the action.

----------


16    See also Coca-Cola Co. v. Procter & Gamble Co., 595 F. Supp. 304, 311-12
(N.D. Ga. 1983) (shareholder is "undoubtedly" an indispensable party in an action to enjoin the sale of his shares because the requested relief "would unquestionably affect the rights of the stockholder"); Chiodo v. General Waterworks Corp., 380 F.2d 860, 867 (10th Cir. 1967) (after first corporation acquired stock in second corporation and transferred it to third corporation, third corporation, as holder of stock, was indispensable party in action by initial transferor of stock against first corporation to rescind initial transfer of stock, which action, if successful, would have extinguished third corporation's rights in stock).

      C. APPLICATION OF THE SPECIFIC RULE 19(B) FACTORS TO THE FACTS OF THIS ACTION CONFIRMS THAT ALL OF THE OWNERS OF THE SERIES B STOCK, INCLUDING TG, ARE INDISPENSABLE PARTIES

      The four Rule 19(b) factors are:

      first, to what extent a judgment rendered in the person's absence might be prejudicial to the person or to those already parties; second, the extent to which, by protective provisions in the judgment, by the shaping of relief, or other measures, the prejudice can be lessened or avoided; third, whether a judgment rendered in the person's absence will be adequate; fourth, whether the plaintiff will have an adequate remedy if the action is dismissed for nonjoinder.

Fed. R. Civ. P. 19(b). Applying these factors to the facts of this action verifies that all of the owners of the Series B Stock, including TG, are indispensable parties.

      First, like the absent shareholders in General Inv. Co., Tucker, Klaus, and Steinway, the owners of the Series B Stock will suffer enormous prejudice if the district court were to enter a judgment in their absence stripping their stock of the right to vote. Indeed, this is not a case in which, in Glancy's words, the "rights in property" of the owners of the Series B Stock "might be affected by [the] pending litigation." (Appellant's Br. at 15 (emphasis added).) There is no "might" here - Glancy expressly asked the court to enjoin the owners of the Series B Stock from voting their shares. The prejudice to the nonparty shareholders can hardly be more evident. This is especially true in this case since the Series B Stock was specifically created and issued to the owners of the Series B Stock (who, of course, are partners in TRG) to enable them to maintain their same level of influence over TRG's assets once control over these assets was transferred from the TRG Partnership Committee to the Taubman Centers Board. Stripping these shareholders of their vote will deprive them of control over assets in which they directly own a substantial interest. Contrary to Glancy's contention, this Court must consider the consequences to the absent shareholders if the district court were to grant Glancy's requested relief, and these consequences would be dire.17

     Second, the district court could not possibly have mitigated the prejudice to the absent shareholders through protective measures in the judgment. Glancy sought sterilization of the voting rights of roughly 25 million shares of Series B
-----------

17     Recognizing that he cannot possible show an absence of prejudice, Glancy attempts to avoid the prejudice prong of Rule 19(b) altogether by arguing that "[t]he relevant inquiry, under Rule 19(b), is not on the consequences of the lawsuit." (Id. at 16 (emphasis in original)). Yet, under Rule 19(b), this, in fact, is the primary factor which must be considered. Fed. R. Civ.
P. 19(b) ("first, to what extent a judgment rendered in the person's absence might be prejudicial to the person"). Simply put, the initial inquiry under Rule 19(b) is whether the "relief requested" would be "in derogation" of the absentee's rights. See Adams v. Bell, 711 F.2d 161, 171 n.42 (D.C. Cir.
1983).  As the Supreme Court explained in Provident Tradesmens Bank & Trust
Co. v. Patterson, 390 U.S. 102, 124-25 (1968), "[o]ne basis for dismissal is prejudice to the rights of an absent party that `cannot' be avoided in the issuance of a final decree." (Emphasis in original.) Clearly, the consequences of this action, that is to say, the prejudice to the nonparty resulting from the relief requested, is a primary consideration under Rule 19(b), and one that weighs decisively against Glancy.

Stock, yet joined as defendants the owners of only 500,000 of these shares.
The only way that the district court could have avoided severely prejudicing the absent owners of the Series B Stock would have been to eliminate their shares from the action, i.e., to have held that any equitable relief would have no effect on these shares. But such a limitation would have cut the heart out of Glancy's requested relief, leaving him with no ruling concerning 98% of the shares he sought to void. In short, the only limitation that could have protected the absent shareholders would have rendered Glancy's requested relief essentially meaningless. Thus, it would not have been possible for the district court, "by protective provisions" or "by the shaping of relief," to "lessen[] or avoid[]" the prejudice in a sensible or reasonable manner. Fed. R. Civ. P. 19(b).

     Third, a judgment entered by the district court could not have been "adequate" in the absence of the owners of the Series B Stock. The adequacy of judgment factor "refer[s] to [the] public stake in settling disputes by wholes, whenever possible. . . ." Provident Tradesmens Bank & Trust Co., 390 U.S. at
111. As discussed above, any judgment entered by the district court would have affected only two percent of the shares Glancy challenged and would have left untouched over 24 million of these shares. If Glancy desired to attack the remaining shares, he would have had to file a separate action or actions. Since any judgment in this action would not nearly have settled the dispute "in whole," such a judgment could not have been adequate.

     Finally, Glancy plainly was in a position to obtain an adequate remedy in state court (which he fails to mention was his initial forum of choice and in which he still has an action pending against these same defendants). In the state forum, Glancy may name as parties all of the owners of the Series B Stock, including TG, without depriving the state court of jurisdiction over the subject matter of the action. The existence of this alternative forum clearly provides Glancy with an opportunity for an adequate remedy outside the district court. See Soberay Mach. & Equip Co. v. MFR Ltd., 181 F.3d 759, 769 (6th Cir. 1999) (availability of bankruptcy proceedings as alternative forum). See also Angst v. Royal Maccabees Life Ins. Co., 77 F.3d 701, 706 (3d Cir. 1996) (availability of existing state court action is dispositive in Rule 19(b) analysis); Acton Co., Inc. of Massachusetts v. Bachman Foods, Inc., 668 F.2d 76, 81 (1st Cir. 1982) (availability of alternate state forum particularly important where, as in case at bar, issues turn entirely upon state law).

      D. CONTRARY TO GLANCY'S CLAIM, THE ABSENT OWNERS OF THE SERIES B STOCK ARE NOT DISPENSABLE BECAUSE ROBERT AND WILLIAM TAUBMAN CAN ALLEGEDLY PROTECT THE ABSENT SHAREHOLDERS' INTERESTS IN THIS ACTION

      Rather than distinguishing the on-point controlling decisions cited above or applying the Rule 19(b) factors, Glancy argues that the absent owners of the Series B Stock are not indispensable because other shareholders who are parties may protect their interests. In particular, Glancy, citing Local 670 v. International Union, United Rubber, Cork, Linoleum & Plastic Workers of America, 822 F.2d 613 (6th Cir. 1987), cert. denied, 484 U.S. 1019 (1988), argues that the owners of 25 million shares of Series B Stock are not indispensable because he sued Robert and William Taubman, who collectively own just over 500,000 shares of that stock. 18

      Contrary to Glancy's claim, this Court has never held, and did not hold in Local 670, that a nonparty is dispensable solely because a party, in protecting its own interests, may end up protecting the nonparty's interests. (See Appellant's Br.

-----------

18      Glancy tries to bootstrap Robert and William Taubman as "adequate representatives" of TG by claiming that the district court found that Robert and William Taubman have interests identical to those of their father, A. Alfred Taubman, who is the appropriate representative of TG. (See
Appellant's Br. at 17-18.) This, too, is just wrong. The district court made no such finding. (See Am. Order at 20 (posing issues which the court did not need to resolve), J.A.__.)

at 16.) In Local 670, this Court held that a particular union local was dispensable because the nonparty's contract was not in issue in the proceeding before the court, any issue concerning that nonparty local was "wholly collateral" to the issue in the proceeding before the court, and none of the nonparty local's "substantive rights" were involved in the proceeding before the court. See 822 F.2d at 621-22.

      In contrast, where a party's substantive rights under a contract or other instrument are in jeopardy in an action, that party is indispensable. Indeed, as a rule, where a plaintiff specifically seeks to rescind or cancel a contract or instrument, all of the parties to the contract or instrument are indispensable to an action. See Kentucky Natural Gas Corp. v. Duggins, 165 F.2d 1011, 1016 (6th Cir. 1948) (contract); Tucker, 200 F.2d at 863 (instrument). Stated simply, it can be said with "reasonable certainty" under Rule 19(b) that, "[i]n cases seeking . . . cancellation, rescission, or otherwise challenging the validity of a contract," the joinder of all parties to the contract "will be required." 7 Wright, Miller, & Kane, Federal Practice and Procedure: Civil 3d ss.1613, pp. 200-202 (2001) (citing Tucker and other cases). Thus, in a suit to nullify a nonparty shareholder's stock or voting rights (which are contractual in nature), that particular shareholder is an indispensable party even if there are other parties to the action who have an interest in protecting their own stock. 19

      This rule is plainly illustrated by General Inv. Co. and the other cases discussed above, which hold that, as a matter of law, a shareholder whose stock is subject to a requested injunction is an indispensable party. In each of these cases, there certainly was a named party who had a strong interest in preserving the voting rights of an absent shareholder, but in each and every one of these cases, the courts held that the absent shareholders were nonetheless indispensable parties. General Inv. Co., 250 F. at 171, aff'd, 260 U.S. at 285; accord Tucker, 200 F.2d at 863; Klaus, 528 F. 2d at 234-35; Steinway, 179 F.2d at 684. 20

----------
19    The relationship between shareholders and a corporation is "contractual in its nature," see Voight v. Remick, 244 N.W. 446, 449 (Mich. 1932), cert.
denied, 298 U.S. 756 (1933), with the articles of incorporation forming the contract between the corporation and the shareholders. See Levant v. Kowal, 86 N.W.2d 336, 341 (Mich. 1957) (quoting 2 Cook on Corporations (5th ed.), ss.492.

20   Glancy's assertion that this rule would require a plaintiff to name all of the shareholders in every corporate lawsuit is nonsense.  (See Appellant's
Br. at 15-16.) It only requires the plaintiff to name those shareholders whom he seeks to enjoin from voting. This rule is plainly in accord with the general principles of due process, which require a plaintiff to bring before the court those persons he seeks to enjoin. See Zenith Radio Corp. v. Hazeltine Research, Inc., 395 U.S. 100, 110 (1969) (finding injunction against a nonparty improper due to lack of personal jurisdiction); Alemite
Mfg. Corp. v. Staff, 42 F.2d 832, 833 (2d Cir. 1930) (court may not enjoin nonparties).

  Moreover, application of the rule in this case hardly raises the spectre of impracticality suggested by Glancy. The 25 million shares of Series B Stock he

      In this action, Glancy can hardly say that the nonparties' Series B Stock was not in issue or that his requested relief would not have directly impaired the nonparties' "substantive rights." Local 670, 822 F.2d at 622. Indeed, he specifically asked the district court to void the voting rights of the Series B Stock - what could possibly be more substantive or more destructive of their rights as holders of this stock? Given the nature of the relief requested by Glancy, the owners of the Series B Stock are indispensable regardless of whether there are other parties to the action who allegedly have a common interest.21

----------
seeks to enjoin from voting are owned by only eight persons or entities. (See Poissant Decl.P. 3, J.A. __.)

21    Not only does Glancy cite a test of representation that does not apply in this action, he misstates the test by saying that "[a]dequacy of representation
.. . . does not require perfect identity of interests. (Appellant's Br. at 16.)
The Federal courts do not agree. See, e.g., Tell v. Trustees of Dartmouth College, 145 F.3d 417, 419 (1st Cir. 1998) ("But without a perfect identity of interests, a court must be very cautious in concluding that a litigant will serve as a proxy for an absent party.") (emphasis added); Burger King v. American Nat' Bank & Trust Co. of Chicago, 119 F.R.D. 672, 678 (N.D. Ill. 1988) ("mere similarity of interest will not do; there must be an `identity of interest between the absent [party] and the one already a party to the action.'"). See also 4 Moore's Federal Practice, ss.19.05[2][c] (3d ed. 1997) ("Mere similarity of interest is not sufficient to prevent prejudice; the interest of the party and the absentee must be identical.") There plainly is not a perfect identity of interests between Robert and William Taubman, who Glancy sued as members of the Board and who own less than 2% of the shares of Series B Stock, on the one hand, and the absent owners of the remaining 98% of the shares, on the other hand. Indeed, Glancy did not even allege, and certainly did not establish in the district court, such an identity of interests.

            E. THE DISTRICT COURT PROPERLY DISMISSED THE ACTION FOR LACK OF SUBJECT MATTER JURISDICTION BECAUSE THE MANDATORY JOINDER OF THE OWNERS OF THE SERIES B STOCK, INCLUDING TG, WOULD HAVE DESTROYED DIVERSITY

     Because Glancy and two of TG's partners are citizens of California, the required joinder of the owners of the Series B Stock would have destroyed complete diversity and divested the district court of subject matter jurisdiction under 28 U.S.C.ss.1332(a). See Carden v. Arkoma Assocs., 494 U.S. 185, 195-96 (1990) (for diversity purposes, citizenship of limited partnership includes citizenship of each of partnership's partners). Accordingly, the district court had no choice but to dismiss Glancy's action. See Soberay Mach. & Equip. Co., 181 F.3d at 770 (error to deny motion to dismiss where plaintiff failed to join an indispensable party that would have destroyed diversity); Schuckman v. Rubenstein, 164 F.2d 952, 956 (6th Cir. 1947).


            F. THE DISMISSAL OF GLANCY'S ACTION DID NOT VIOLATE GLANCY'S "RIGHT" TO BE THE MASTER OF HIS COMPLAINT

      Glancy cannot possibly argue with a straight face that the dismissal of his action deprived him of the "right," as master of his complaint, to choose the protection of a Federal forum over the prejudice he would face in a state forum. (See Appellant's Br. at 30-33 ("Mr. Glancy . . . [is] an out-of-state party seeking relief against a potentially powerful in-state institution.").) After all, Glancy first filed in state court and continues to litigate in state court. He did not mention this fact in his brief.

     Moreover, Glancy fundamentally misunderstands the notion that a "plaintiff is the master of his complaint." It does not mean that a plaintiff may invoke a Federal forum whenever and wherever he chooses. A plaintiff's so-called "mastery" of his complaint is circumscribed by a host of rules, including, for instance, (1) rules limiting the subject matter of the Federal courts, (2) rules limiting the circumstances under which a Federal court may assert personal jurisdiction over an out-of-state defendant, and (3) rules establishing where venue is appropriate.

     The Rule 19 requirement concerning compulsory joinder of indispensable parties is one of these rules:

            The American adversary system of litigation reposes great discretion in the plaintiff to structure litigation. Among other choices, the plaintiff has the option of whether, and to what extent, to use the permissive party joinder provisions of Rule 20 to join multiple plaintiffs or multiple defendants. The plaintiff's discretion is not absolute, however, since other parties, absentees, and the court itself, may take action to override the party structure the plaintiff has chosen for the case. Rule 19 governs compulsory party joinder in federal court that is, the circumstances which a person must be joined in an action if joinder is feasible. It prescribes the circumstances in which plaintiff autonomy in party structure must yield to other considerations. In these circumstances, the rules reflect a policy decision that other interests--primarily the protection of other parties and absentees--outweigh the interest in plaintiff autonomy.

4 Moore's Federal Practicess.19.02[1], p.19-9 (3d ed. 1997) (footnotes and citation omitted; emphasis in original).

      Glancy may have the right to choose his forum in the first instance, but that right is not unlimited. He has no right to seek declaratory and injunctive relief against indispensable nonparties.

            G. IN THE ALTERNATIVE, THE DISTRICT COURT CORRECTLY HELD THAT, EVEN IF THE ABSENT OWNERS OF THE SERIES B STOCK WERE DISPENSABLE, THEIR CITIZENSHIP STILL HAD TO BE CONSIDERED UNDER THE DIVERSITY JURISDICTION STATUTE

      The district court found that TG, although not named, "own[s] more than six million shares . . . whose voting rights are challenged here," (Am. Order at 14, J.A. __), and that, whether or not TG was indispensable, TG's shares would be impaired by Glancy's requested relief. (See id. at 20, J.A. __.) Thus, "[t]he citizenship of the TG partnership must be considered for diversity purposes." (Id.) The district court's holding is correct.

     "Early in its history," the Supreme Court of the United States "established that the `citizens' upon whose diversity a plaintiff grounds jurisdiction must be real and substantial parties to the controversy." Navarro Sav. Ass'n. v. Lee, 446 U.S. 458, 460-61 (1980). Under this well-established rule, "a federal court must disregard nominal or formal parties and rest jurisdiction only upon the citizenship of real parties to the controversy." Id. Significantly, even where a person or entity is not an indispensable party under Rule 19(b), that person or entity can be a "real party to the controversy" for purposes of assessing whether diversity jurisdiction exists. RMP Consulting Group, Inc. v. Datronic Rental Corp., 179 F.R.D. 614, 620-21 (N.D. Okla. 1998), aff'd in relevant part, vacated in part on other grounds, 189 F.3d 478 (10th Cir. 1999) (Table).

      The absent owners of the Series B Stock clearly are "real parties to the controversy." As Glancy concedes, the "central focus" of this action is squarely on whether the shareholders' right to vote their Series B Stock is valid and enforceable. (See Appellant's Br. At 15.) The absent shareholders are the ones who "exercise voting power over this stock," (id.), and they stand to lose this right in this action. Therefore, their citizenship, including that of TG, must be considered in determining whether jurisdiction exists under 28 U.S.C. ss.1332(a).

      Glancy's emphasis on the alleged ability of Robert and William Taubman to protect the absent shareholders only reinforces the absent shareholders' status as real parties to the controversy. By highlighting their need for protection, Glancy underscores that the shareholders have a very real interest in this action, and that they cannot be anything other than real parties to this controversy.

      As the district court correctly recognized, Glancy cannot argue that he has sued representatives of, or proxies for, TG, while at the same time ask this Court to pretend that TG is not here for purposes of analyzing diversity jurisdiction. Because the absent shareholders were clearly the real parties to this controversy, the district court properly considered their citizenship in considering whether diversity jurisdiction existed. The court properly found this jurisdiction lacking because TG has two partners who, like Glancy, are citizens of California.

                                       II.

            THE DISTRICT COURT LACKED SUBJECT MATTER JURISDICTION BECAUSE THE AMOUNT IN CONTROVERSY DID NOT EXCEED $75,000

     In addition to the absence of complete diversity, the district court lacked subject matter jurisdiction under 28 U.S.C.ss.1332(a) because the amount in controversy did not exceed $75,000. Although Defendants raised this issue below, because the district court dismissed the action for lack of diversity, it did not reach the issue. (See Am. Order at 20, J.A. ___.) This Court may nevertheless affirm the district court's dismissal based upon the insufficient amount in controversy. Indeed, this Court has "an independent obligation to investigate and police the boundaries of [its] own jurisdiction" in every case - even those in which the district court has reached the merits. Douglas v. E.G. Baldwin & Assocs., 150 F.3d

604 (6th Cir. 1998) (raising lack of subject matter jurisdiction sua sponte and dismissing action after district court had reached merits).22

     Once Defendants contested Glancy's conclusory allegation that the amount in controversy exceeded $75,000, (see Defs.' Br. in Opp'n to Pls.' Mots. for a Prelim. Inj. at ix (Statement of Issues Presented), 22-23 (Argument), 43 (Conclusion), J.A. ___), "in order to maintain the action," Glancy was required to "prove" that the amount in controversy exceeded $75,000. Schuckman v. Rubenstein, 164 F.2d 952, 955 (6th Cir. 1947). See also Sellers v. O'Connell, 701 F.2d 575, 578 (6th Cir. 1983). He did not do this.

     Significantly, Glancy tacitly conceded that he, personally, could not recover $75,000 in damages in this action. Instead, in a supplemental letter to the district court, he argued that the amount in controversy exceeded $75,000 because:

     (1) since he requested injunctive relief, the amount in controversy could be measured from Defendants' viewpoint, and an injunction would cost Defendants more than $75,000;


------------
22     It is well established that this Court "can affirm the district court's judgment on any grounds supported by the record, even grounds that are different from those considered or relied upon by the district court." Wasau Underwriters Ins. Co. v. Vulcan Dev, Inc., 323 F.3d 396, 403-04 (6th Cir. 2003). It is
equally "well accepted . . . that without filing a cross-appeal or cross-petition, an appellee may rely upon any matter appearing in the record in support of the judgment below." Blum v. Bacon, 457 U.S. 132, 137 n.5 (1982).

     (2) the district court could aggregate the value that the requested injunction would have to all of the class members because they shared "a common and undivided interest in the relief sought"; and

     (3) since the complaint included a derivative claim, the amount in controversy should be measured from Taubman Centers' perspective, and Taubman Centers' stake in the litigation exceeded $75,000.

(See R.14, letter from Powell Miller to Judge Roberts dated Mar. 18, 2003 ("Appellant's letter"), J.A. ___.) Glancy also argued that the amount in controversy was irrelevant because the district court could "exercise supplemental jurisdiction over Shareholder Plaintiff's class claims pursuant to 28 U.S.C.ss.1367." (Id. at 1 n.2, J.A. ___.) None of these arguments, however, satisfy Glancy's burden to prove that the amount in controversy exceeds $75,000.

          A. THE AMOUNT IN CONTROVERSY MAY NOT BE MEASURED FROM DEFENDANTS' PERSPECTIVE MERELY BECAUSE GLANCY SEEKS INJUNCTIVE RELIEF

     Glancy argued below that, because he was seeking injunctive relief, the district court could measure the amount in controversy from the viewpoint of either party rather than from Glancy's viewpoint as the plaintiff. (See Appellant's letter at 2, J.A. __.) He was wrong.

      In an unbroken line of cases dating back to 1895, this Court has consistently valued the amount in controversy in injunction cases from the plaintiff's perspective alone. In Butchers' & Drovers' Stock-Yards Co. v. Louisville & N.R. Co., 67 F. 35 (6th Cir. 1895), a stock yard sought a mandatory injunction against a railroad company requiring the railroad to build or allow to be built a side track connecting a spur track to the stock yard. This Court explained that the amount in controversy was "the value of the complainant's right to have a siding built, and to have live stock in car-load lots received and delivered by the railroad company at its stock yards." Id. at 40 (emphasis added). The Court added that damages are "to be estimated by the value of the right denied" to the complainant. Id.

     Thirty-four years later, in Wisconsin Electric Co. v. Dumore Co., 35 F.2d 555 (6th Cir. 1929), this Court explained that the amount in controversy in an action seeking an injunction against an alleged patent infringement depended "upon the value of the rights which plaintiff seeks to have protected." Id. at 556 (emphasis added).

     In Pinkston v. Brotherhood of Locomotive Fireman & Enginemen, 69 F.2d 600 (6th Cir. 1934), aff'd, 293 U.S. 96 (1934), the plaintiff sought an injunction restraining the disbursement of pension funds, and this Court held that the amount in controversy was not the defendant's accumulated pension fund the disbursement of which the plaintiff sought to restrain. Id. at 601. Instead, the amount in controversy revolved around "the rights which appellant [the plaintiff] seeks to have protected; that is, her rights under the [pension] certificate which she holds." Id. (emphasis added).

     Next, in Pennsylvania R. Co. v. City of Girard, 210 F.2d 437 (6th Cir.
1954) the plaintiff sought an injunction requiring construction of a retaining wall to prevent an alleged nuisance. This Court explained that the amount in controversy in the action was "measurable by the expense to which the plaintiff will reasonably be put through the years and by the value of the right sought to be protected." Id. at 439 (emphasis added).

     In 1970, this Court declared that "the law" on the amount in controversy in an injunction case "is quite clear": "[T]he rule is that in injunction actions, the amount in controversy is not the amount that plaintiff might recover at law, but rather the value of the right [of the plaintiff] to be protected or the extent of the injury [to the plaintiff] to be prevented." Goldsmith v. Sutherland, 426 F.2d 1395, 1398 (6th Cir. 1970).

Most recently, in Basicomputer Corp. v. Scott, 973 F.2d 507, 510 (6th Cir.
1992), this Court affirmed a published decision of the district court holding that "[i]n actions for injunctive relief, the amount in controversy is equivalent to `the value to plaintiff of conducting his business or personal affairs free from the activity sought to be enjoined. . . .'" Basicomputer Corp.
v. Scott, 791 F. Supp. 1280, 1286 (N.D. Ohio 1991) (citations omitted), aff'd, 973 F. 2d 507 (6th Cir. 1992).

Thus, despite Glancy's argument to the contrary, in this Circuit, the amount in controversy in an injunction case is determined from the plaintiff's, not the defendant's, viewpoint. 23 In short, Glancy cannot satisfy his jurisdictional burden by measuring the amount in controversy from Defendants' viewpoint.

          B. GLANCY CANNOT SATISFY THE AMOUNT IN CONTROVERSY REQUIREMENT BY AGGREGATING THE VALUE OF THE INJUNCTION TO ALL OF THE POTENTIAL CLASS MEMBERS

      The general rule is that where a plaintiff class invokes the subject matter jurisdiction of the Federal courts under 28 U.S.C. ss.1332(a), each member of the class must independently satisfy the amount in controversy requirement. Zahn v.

----------

23    See Perotti v. Black & Decker (U.S.) Inc., 205 F. Supp. 2d 813, 818 (N.D.
Ohio 2002) ("the Sixth Circuit determined that injunctions should be valued from the plaintiff's viewpoint for jurisdictional purposes almost fifty years ago and has maintained that position"); McIntire v. Ford Motor Co., 142 F. Supp. 2d 911, 921-923 (S.D. Ohio 2001) ("[T]his Court is not writing on a tabula rasa"; adopting the defendant's viewpoint approach is "something [the court] may not do in light of the Goldsmith decision."); District 2, Marine Eng'rs Beneficial Ass'n v. Adams, 447 F. Supp. 72, 76 (N.D. Ohio 1977) ("The case law [in the Sixth Circuit] is clear, however, that where the plaintiff seeks injunctive relief . . . the amount in controversy is determined by the value to the plaintiff of the right he seeks to protect.") In the court below, Glancy cited two district court cases that measured the amount in controversy in an injunction case from the defendant's viewpoint, but these cases did so without any reference to, or analysis of, the controlling Sixth Circuit decisions cited above, see, e.g., In re Cardizem CD Antitrust Litig., 90 F. Supp. 2d 819, 834-35 (E.D. Mich. 1999), and they have been rejected for this very reason. See, e.g., McIntire, 142 F. Supp. at 922 (declining to follow Cardizem because the court there did "not cite[] the Sixth Circuit's decisions in Goldsmith, Pennsylvania
R. Co., or Wisconsin Electric").

International Paper Co., 414 U.S. 291, 294-95 (1973). In the district court, Glancy, unable to prove that he had anywhere near $75,000 in damages, tried to squeeze within a narrow exception to this rule that allows for aggregation of class members' claims where the individual members "share `a common and undivided interest' in the relief sought." (Appellant's Letter at 2 (citation omitted), J.A. __.) Glancy argued that his action fell within this exception because his claim for injunctive relief "would benefit the class as a whole regardless of its composition or the identity of its members." (Id. at 2-3, J.A. ___.)

      This Court's decision in Sellers v. O'Connell, 701 F.2d 575 (6th Cir.
1983), is fatal to Glancy's aggregation argument. In Sellers, this Court held that "[a]n identifying characteristic of a common and undivided interest is that if one plaintiff cannot or does not collect his share, the shares of the remaining plaintiffs are increased." Id. at 579. In other words, where "each plaintiff seeks to receive a fixed sum . . . the amount of which remain[s] unaffected by the results obtained by fellow plaintiffs, the litigants may not aggregate their claims when alleging jurisdiction." Id.24 Glancy plainly cannot satisfy the Sellers test for aggregation.

-----------
24     Sellers involved claims for money damages, but Glancy's "request for injunctive relief does not change the analysis." Farkas v. Bridgestone/Firestone, Inc., 113 F. Supp. 2d 1107, 1113 (W.D. Ky. 2000) (applying Sellers test in an action for injunctive relief); see also McIntire
v. Ford Motor Co., 142 F. Supp. 2d 911, 923-926 (S.D. Ohio 2001) (same).  "If
[, in an injunction suit, when] one plaintiff does

      If the district court had granted the injunction requested by Glancy and thereby enabled all of the class members to sell their shares of stock to SPG, each member of the class would have received a fixed amount equal to the number of shares owned multiplied by the purchase price per share. No plaintiff would have received any additional money if another plaintiff chose not to tender his shares, or was unable to do so. Because the potential monetary recovery of each plaintiff is entirely unrelated to the recovery of any other plaintiff, the class members cannot be seeking to enforce a single right or title in which they have a common and undivided interest. See Synder v. Harris, 394 U.S. 332 (1969) (no aggregation in shareholders' class action suit based upon loss of stock premium). Thus, Glancy's argument that the claims of the class members could be aggregated to determine the amount in controversy must fail as a matter of law.


            C. GLANCY MAY NOT RELY ON HIS DERIVATIVE CLAIM TO SATISFY THE AMOUNT IN CONTROVERSY REQUIREMENT BECAUSE HE LACKS STANDING TO RAISE THAT CLAIM AND BECAUSE THAT CLAIM IS NOT RIPE

      Glancy argued below that his derivative claim satisfied the amount in controversy because (1) in a derivative action the amount in controversy is

-----------
not collect his share, the shares of the remaining plaintiffs are not increased,
.. . . there is no `common and unified whole.'" Farkas, 113 F. Supp. 2d at 1113
(italics in original) (quoting Sellers, 701 F.2d at 579).

measured from the standpoint of the corporation for whose benefit suit is brought, and (2) Taubman Centers' "stakes" in the litigation "well exceeds $75,000." (Appellant's letter at 1, J.A. ___.) Once again, Glancy was wrong. Glancy may not use his derivative claim to confer on the court jurisdiction over the subject matter of this action because (i) he lacks standing to assert the claim, and (ii) the claim is not ripe for review.

               1. Glancy May Not Rely on His Derivative Claim to Satisfy the Jurisdictional Amount in Controversy Because He Lacks Standing to Assert a Derivative Claim

     Under the Michigan Business Corporation Act, a shareholder may not commence a derivative proceeding unless and until the shareholder has made a written demand on the board of directors of the corporation to take suitable action. Mich. Comp. Laws ss.450.1493a(a). Glancy tried to avoid the mandatory demand requirement by claiming that a demand is excused under the Business Corporation Act whenever it would be futile to make the demand, but this claim is flatly refuted by the plain language of Section 493a:

                  A shareholder may not commence a derivative proceeding until all of the following have occurred:

                  (a) A written demand has been made upon the corporation to take suitable action.

                  (b) Ninety days have expired from the date the demand was made unless the shareholder has earlier been
             notified that the demand has been rejected by the corporation or unless injury to the corporation would result by waiting for the expiration of the 90-day period.

Id. ss.450.1493a (emphasis added).

      At one time, the Business Corporation Act had a futility exception, but this exception was deleted in 1989 so as to make "demand on the corporation mandatory prior to the initiation of any derivative suit . . . [to] end the complex litigation over the issues of whether demand is excused . . . ." Stephen
H. Schulman et al., Michigan Corporation Law & Practice ss.4.25(c), pp.142.9 -
142.10 (2003).25 Accord James A. Martin et al., Michigan Court Rules Practice, Rule 3.502, p.57 (1990) ("For actions governed by that statute, [the futility] alternative no longer exists.").26 Because the demand requirement is a mandatory prerequisite to the commencement of a derivative suit under Michigan law, and because Glancy failed to make any mandatory demand, Glancy lacks standing to assert such a claim. See Davis v. DCB Fin. Corp., 259 F. Supp. 2d 664, 669-672

-----------
25      Rule 23.1 of the Federal Rules of Civil Procedure still includes a futility exception, but the Federal courts must look to the state of incorporation to determine whether the failure to make a demand is excused. See Kamen v. Kemper Fin. Servs., Inc., 500 U.S. 90, 108-09 (1991); McCall v. Scott, 239 F.3d 808, 815 (6th Cir. 2001). Taubman Centers is a Michigan corporation.

26 Under fundamental rules of statutory construction, Glancy may not read a futility exception back into Section 493a. See Empire Iron Mining Partnership v. Orhanen, 565 N.W.2d 844, 849 (Mich. 1997) ("We will not judicially legislate by adding language to the statute.")

(S.D. Ohio 2003) (granting motion to dismiss derivative action for lack of subject matter jurisdiction because, inter alia, plaintiff's failure to comply with demand requirement under Ohio law deprived plaintiff of standing).27

            2. Glancy may not rely on his derivative claim to satisfy the jurisdictional amount in controversy because his derivative claim is not ripe

     Because Glancy has not made a demand on the Board, his derivative claim is not ripe for adjudication. The ripeness doctrine exists to ensure that courts decide "only existing, substantial controversies, not hypothetical questions or possibilities." City Communications, Inc. v. City of Detroit, 888 F.2d 1081, 1089 (6th Cir. 1989). "'[A] claim is not ripe for adjudication if it rests upon "contingent future events that may not occur as anticipated, or indeed may not occur at all."'" Cooley v. Granholm, 291 F.3d 880, 883-84 (6th Cir. 2002) (citations omitted).

      The basic purpose of the demand requirement in Section 493a is to weed out derivative claims that are not ripe because the corporation has not yet had an

------------

27 Moreover, Section 492a(a) of the Business Corporation Act expressly prohibits a shareholder from commencing or maintaining a derivative proceeding unless "[t]he shareholder was a shareholder of the corporation at the time of the act or omission complained of." Mich. Comp. Laws ss.450.1493a(a). Glancy acquired his shares in the year 2000, long after the 1998 restructuring of Taubman Centers and the issuance of the Series B Stock of which he complains. (See Glancy dep. at 20, J.A. ___.) Accordingly, Glancy cannot possibly have standing to maintain his putative derivative claim based on any aspect of the 1998 restructuring, including the issuance of the Series B Stock.

opportunity to determine whether to act directly. See 7C Wright, Miller & Kane, Federal Practice & Procedure: Civil 2d ss.1831 (1986), p.96 (purpose of demand requirement "is related to the concept that a shareholder derivative suit is a device to be used only when it is clear that the corporation will not act to redress the alleged injury to itself") (footnote omitted). "The unconditional demand requirement also will ensure that corporations have some opportunity to take corrective action directly." Schulman, supra, ss.4.25(c), p.142.10 (footnote omitted). Plainly, there can be no actual controversy suitable for adjudication in a derivative proceeding until the corporation has had an opportunity to act directly, and, without an actual controversy arising from the corporation's rejection of the demand, the action is not ripe for review. For this reason, as well, Glancy may not rely on his putative derivative claim to satisfy the jurisdictional amount in controversy.


          D. THE DISTRICT COURT DID NOT HAVE SUPPLEMENTAL JURISDICTION OVER GLANCY'S CLAIMS PURSUANT TO 28 U.S.C. SS.1367 BECAUSE IT DID NOT HAVE ORIGINAL JURISDICTION OVER ANY CLAIM IN THE ACTION

      Glancy's argument that the district court had supplemental jurisdiction over his action pursuant to 28 U.S.C. ss.1367 completely ignores the fact that this statute confers jurisdiction on the Federal court to hear claims that would otherwise be outside of its jurisdiction after the court acquires original jurisdiction to hear at least one other claim in the action. The statute provides, in relevant part, that "in any civil action of which the district courts have original jurisdiction, the district courts shall have supplemental jurisdiction over all other claims that are so related to claims in the action within such original jurisdiction that they form part of the same case or controversy under Article III of the United States Constitution." 28 U.S.C. ss.1367(a) (emphasis added). Glancy cannot rely on the supplemental jurisdiction statute because he, alone, is the named plaintiff, and none of his claims satisfies the amount in controversy requirement for original jurisdiction under 28 U.S.C. ss.1332(a). See, e.g., Gibson v. Chrysler Corp., 261 F.3d 927, 940-41 (9th Cir. 2001) (rejecting argument that there is supplemental jurisdiction over class action when claim of unnamed class members satisfies amount in controversy requirement).

                         CONCLUSION AND RELIEF REQUESTED

      Under this Court's holding in General Inv. Co. and under Tucker, Klaus, and Steinway, the owners of the Series B Stock, including TG, are indispensable parties in this action to enjoin these owners from voting their shares. Because TG's presence would destroy the only basis for Federal jurisdiction over the subject matter -diversity of citizenship - the district court properly dismissed Glancy's action. This Court should therefore affirm the dismissal.

      Moreover, because Glancy's claims did not exceed the requisite $75,000 jurisdictional amount in controversy, this Court should affirm the dismissal of the action on this ground, as well.


                             Respectfully submitted,


                                   By:  /s/ Joseph Aviv
                                       --------------------------------
                                       Joseph Aviv (P 30014)
                                       Bruce L. Segal (P 36703)
                                       Matthew F. Leitman (P 48999)
                                       Miro Weiner & Kramer, P.C.
                                       Suite 100
                                       38500 Woodward Avenue
                                       Bloomfield Hills, Michigan 48303-0908
                                       Telephone: (248) 258-1207
                                       Facsimile:  (248) 646-4021

                                       I.W. Winsten (P 30528)
Of counsel                             Raymond W. Henney (P 35860)
                                       Honigman Miller Schwartz and Cohn, LLP
Wachtell, Lipton, Rosen & Katz         2290 First National Building
51 West 52nd Street                    Detroit, Michigan 48226-3583
New York, New York 10019               Telephone: (313) 465-7000

                    CERTIFICATE OF COMPLIANCE WITH RULE 32(A)

            CERTIFICATE OF COMPLIANCE WITH TYPE - VOLUME LIMITATION,
               TYPEFACE REQUIREMENTS, AND TYPE STYLE REQUIREMENTS



      1. This brief complies with the type-volume limitation of Fed. R. App. P. 32(a)(7)(B) because this brief contains 13,225 words, excluding the parts of the brief exempted by Fed. R. App. P. 32(a)(7)(B)(iii). The undersigned has relied on the "Word Count" feature contained in Microsoft(R) Word 2002, the word-processing system used to prepare this brief.

      2. This brief complies with the typeface requirements of Fed. R. App. P. 32(a)(5) and the type style requirements of Fed. R. App. P. 32(a)(6) because this brief has been prepared in a proportionally spaced typeface using Microsoft(R) Word 2002 in 14 point font size and Times New Roman type style.

                                       /s/ Joseph Aviv
                                     ----------------------------------
                                     Joseph Aviv (P 30014)
                                     Miro Weiner & Kramer, P.C.
                                     Attorney for Appellees



Dated:  July 21, 2003

                             CERTIFICATE OF SERVICE


      I hereby certify that, on July 21, 2003, I served one copy of the Proof Brief of Appellees on E. Powell Miller, lead counsel for Plaintiff-Appellant, by first-class mail addressed as follows:



                  E. Powell Miller
                  Miller Shea, P.C.
                  Suite 135
                  1301 West Long
                  Lake Road
                  Troy, Michigan 48098




                               /s/ Joseph Aviv
                              --------------------------------
                              Joseph Aviv (P 30014)
                              Miro Weiner & Kramer, P.C.
                              Counsel for Appellees

         ==============================================================
                  APPELLEES' DESIGNATION OF APPENDIX CONTENTS
         ==============================================================

                                     IN THE
                         UNITED STATES COURT OF APPEALS
                              FOR THE SIXTH CIRCUIT
                     __________________________________________________

                                LIONEL Z. GLANCY,
                              Plaintiff-Appellant,

                                       v.

              ROBERT S. TAUBMAN, WILLIAM S. TAUBMAN, LISA A. PAYNE,
           GRAHAM T. ALLISON, PETER KARMANOS, JR., ALLAN J. BLOOSTEIN,
         JEROME A. CHAZEN, S. PARKER GILBERT, and TAUBMAN CENTERS, INC.,
                              Defendants-Appellees.

                 ON APPEAL FROM THE UNITED STATES DISTRICT COURT
                      FOR THE EASTERN DISTRICT OF MICHIGAN
                                SOUTHERN DIVISION

         ==============================================================
                   APPELLEES' DESIGNATION OF APPENDIX CONTENTS
         ==============================================================

      Appellees, pursuant to Sixth Circuit Rule 28(d), hereby designate the following filings in the district court's record as items to be included in the joint appendix:




-------------------------------------------------------------------------------
                                                    Date Filed
                                                        in       Record Entry
                Description of Item                  District       Number
                                                       Court
-------------------------------------------------------------------------------
District Court Docket Sheet                                          N/A
-------------------------------------------------------------------------------
Verified Class Action and Derivative Complaint       12-24-02         1
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                                                    Date Filed
                                                        in       Record Entry
                Description of Item                  District       Number
                                                       Court
-------------------------------------------------------------------------------
Order [regarding reassignment of case]                1-14-03         3
-------------------------------------------------------------------------------
Order  [setting  deadlines for filing  Plaintiffs'    1-27-03         --
motions for  preliminary  injunction and directing               (See #34 in
Defendants to include defenses in single response]               02-CV-74799)
-------------------------------------------------------------------------------
Plaintiff's Motion for Preliminary Injunction         1-31-03         6
-------------------------------------------------------------------------------
Amended   Verified  Class  Action  and  Derivative    1-31-03         8
Complaint
-------------------------------------------------------------------------------
Defendants'  Brief in  Opposition  to  Plaintiff's    2-21-03         --
Motions for a Preliminary Injunction                             (See #51 in
                                                                 02-CV-74799)
-------------------------------------------------------------------------------
Defendants'  Appendix  (Volume  I)  to  Defendants'   2-21-03         --
Brief in  Opposition to  Plaintiffs'  Motions for a              (See #55 in
Preliminary Injunction                                           02-CV-74799)
    Exhibit 1  Peter M.  Fass et al.,  Real  Estate
               Investment   Trusts  Handbook  (2003
               ed. West Group)
    Exhibit 2  Taubman  Centers,  Inc.,  Prospectus
               dated November 20, 1992
    Exhibit 4  Amended and  Restated  Agreement  of
               Limited  Partnership  of the Taubman
               Realty Group Limited Partnership
    Exhibit 5  Transcript of Deposition of Allan
               J. Bloostein, p. 35
    Exhibit 9  Restated  Articles of  Incorporation
               of Taubman Centers, Inc.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                                                    Date Filed
                                                        in       Record Entry
                Description of Item                  District       Number
                                                       Court
-------------------------------------------------------------------------------
Defendants'  Appendix  (Volume  II) to  Defendants'    2-21-03   (See #56 in
Brief in  Opposition to  Plaintiffs'  Motions for a              02-CV-74799)
Preliminary Injunction

    Exhibit 21 Minutes of Special  Joint Meeting of
               the Board of  Directors  of  Taubman
               Centers,  Inc.  and The  Partnership
               Committee  of  The  Taubman  Reality
               Group  Limited  Partnership,  August
               17, 1998
    Exhibit 22 Transcript   of   Deposition  of  G.
               William Miller, p. 67
    Exhibit 29 Declaration of Gerald R. Poissant
    Exhibit 36 David  Simon's  letter  to Robert S.
               Taubman dated October 16, 2002
-------------------------------------------------------------------------------
Defendants'  Appendix  (Volume III) to  Defendants'   2-21-03         --
Brief in  Opposition to  Plaintiffs'  Motions for a              (See #57 in
Preliminary Injunction                                           02-CV-74799)
    Exhibit 37 David  Simon's  letter  to Robert S.
               Taubman dated October 22, 2002;
    Exhibit 39 Minutes of Special  Meeting of Board
               of  Directors  of  Taubman   Center,
               Inc., October 28, 2002
    Exhibit 44 Transcript of Deposition of Lionel
               Z. Glancy, pp. 6-7, 20
-------------------------------------------------------------------------------
Declaration of James J. Hanks, Jr.                    2-21-03         12
-------------------------------------------------------------------------------
Defendants' Surreply Brief                            3-12-03         --
                                                                 (See #80 in
                                                                 02-CV-74799)

------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                                                    Date Filed
                                                        in       Record Entry
                Description of Item                  District       Number
                                                       Court
-------------------------------------------------------------------------------

Correspondence   to  The  Honorable   Victoria  A.    3-18-03         14
Roberts  dated  March  18,  2003  from  E.  Powell
Miller, regarding surreply brief.
-------------------------------------------------------------------------------
Opinion and Order                                     5-01-03         15
-------------------------------------------------------------------------------
Amended Opinion and Order                             5-08-03         --
                                                                 (See #89 in
                                                                 02-CV-74799)
-------------------------------------------------------------------------------